Exhibit 4.3

FORM OF WARRANT

THE WARRANTS AND THE ORDINARY SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE US SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF IN VIOLATION OF THE US SECURITIES ACT OF 1933, AS AMENDED. IF REQUESTED BY THE COMPANY, THE HOLDER SHALL, IN CONNECTION WITH ANY SUCH TRANSFER, FURNISH THE COMPANY (AT THE HOLDER’S EXPENSE) WITH (A) IF SUCH TRANSFER IS BEING MADE TO A TRANSFEREE THAT IS AN “ACCREDITED INVESTOR” (AS DEFINED IN REGULATION D OF THE US SECURITIES ACT OF 1933, AS AMENDED, A WARRANTY TO THAT EFFECT AND A WARRANTY WITH RESPECT TO SUCH TRANSFEREE SUBSTANTIALLY SIMILAR TO THE “INVESTMENT PURPOSE” WARRANTY SET FORTH IN PART 3 TO SCHEDULE 3 OF THE SHARE SUBSCRIPTION AGREEMENT, OR (B) IF THE CONDITIONS SET FORTH IN CLAUSE (A) ABOVE ARE NOT SATISFIED, (I) AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH DISPOSITION WILL NOT REQUIRE REGISTRATION OF SUCH SECURITIES UNDER THE US SECURITIES ACT OF 1933, AS AMENDED OR (II) A “NO ACTION” LETTER FROM THE SEC TO THE EFFECT THAT THE TRANSFER OF SUCH SECURITIES WITHOUT REGISTRATION WILL NOT RESULT IN A RECOMMENDATION BY THE STAFF OF THE SEC THAT ACTION BE TAKEN WITH RESPECT THERETO.

BIONOMICS LIMITED ACN 075 582 7 4 0

WARRANT TO PURCHASE ORDINARY SHARES

Warrant No.:

Number of Ordinary Shares:

Date of Issuance: December 12, 2016 (“Issuance Date”)

Bionomics Limited ACN 075 582 740, a public company incorporated in South Australia under the Australian Corporations Act 2001 (Cth) (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,                 , the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, at any time or times on or after the Issuance Date, but not after 11:59 p.m., Sydney time, on the Expiration Date, (as defined below),                 (                 ) fully paid ordinary shares in the capital of the Company (“Ordinary Shares”) subject to adjustment as provided herein (the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant to Purchase Ordinary Shares (including any Warrants to Purchase Ordinary Shares issued in exchange, transfer or replacement hereof, this “Warrant”), shall have the meanings set forth in Section 16. This Warrant is one of the Warrants to purchase Ordinary Shares (the “Subscription Warrants”) issued pursuant to Section 4 of that certain Share Subscription Agreement, dated as of December 4, 2015 (the “Subscription Date”), by and among the Company and the investors (the “Buyers”) referred to therein (the “Share Subscription Agreement”). Capitalized terms used herein and not otherwise defined shall have the definitions ascribed to such terms in the Share Subscription Agreement.

1. EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions here of (including, without limitation, the limitations set forth in Section 1(f), if applicable), this Warrant may be exercised by the Holder at any time or times on or after the Issuance Date and on or prior to the Expiration Date, in whole or in part, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant, and (ii)(A) receipt by the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash by wire transfer of immediately available funds or (B) if the provisions of Section 1(d) are applicable, by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(d)). The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. On or before the first (1st) Trading Day following the date on which the Company has received the Exercise Notice, the Company shall transmit by facsimile or email an acknowledgment of confirmation of receipt of the Exercise Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the third (3rd) Trading Day following the date on which the Company has received the Exercise Notice, so long as the Holder has delivered the Aggregate Exercise Price or, if applicable, notice of a Cashless Exercise) on or prior to the second (2nd) Trading Day following the date on which the Company has received the Exercise Notice (the “Share Delivery Date”) (provided that if the Aggregate Exercise Price has not been delivered by such date, the Share Delivery Date shall be one (1) Trading Day after the Aggregate Exercise Price (or, if applicable, notice of a Cashless Exercise) is delivered), the Company shall, subject to the Corporations Act and ASX Listing Rules, issue and allot the Warrant Shares to the Holder, in accordance with the CHESS Rules, to the Holder’s custodian’s nominated CHESS account and, subject to the below provision for a later prospectus, issue a Cleansing Statement in respect of such Warrant Shares to the ASX Company Announcements Platform. The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance and allotment of the Warrant Shares to the Holder’s custodian’s nominated CHESS account, in accordance with the CHESS Rules, if any. Upon delivery of the Exercise Notice, if at such time (a) the Ordinary Shares, either directly or through an American depositary receipt program sponsored by the Company, are listed on an Eligible Market that is located in the United States, and (b) the Company has received a valid notice of exercise in respect of some or all of the Warrant Shares; the Holder, directly or through its custodian, shall be deemed, for the purposes of Regulation SHO under the U.S. Securities Exchange Act of 1934, as amended, to have become the holder of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are issued and allotted to the Holder’s custodian’s nominated CHESS account. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three (3) Trading Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 6(d)) representing the right to purchase the number of Warrant Shares issuable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional Warrant Shares are to be issued upon the exercise of this Warrant, but rather the number of Warrant Shares to be issued shall be rounded down to the nearest whole number. If required, the Company shall pay any and all stamp, transfer or similar taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant. Subject to the Corporations Act and ASX Listing Rules, the Company’s obligations to issue and deliver Warrant Shares in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination. If the Company does not issue a Cleansing Statement for the Warrant Shares received on exercise of the Warrant, or that Cleansing Statement for any reason is not effective to ensure that an offer for issue of the Warrant Shares does not require disclosure to investors (as defined in the Corporations Act), the Company must within seven (7) days of the issue of the Warrant Shares lodge with Australian Securities and Investments Commission a prospectus prepared in accordance with the Corporations Act and do all such things necessary to satisfy section 708A(11) of the Corporations Act and the Subscriber will not resell such Warrant Shares until the prospectus is lodged.

(b) Exercise Price. For purposes of this Warrant, “Exercise Price” means $0.5938 subject to adjustment as provided herein.

(c) Company’s Failure to Timely Deliver Securities. If the Company shall fail for any reason or for no reason to issue and allot to the Holder’s custodian’s nominated CHESS account on or prior to the Share Delivery Date such number of Ordinary Shares to which the Holder is entitled upon the Holder’s exercise of this Warrant (an “Exercise Failure”), then, in addition to all other remedies available to the Holder, (X) the Company shall pay in cash to the Holder on each day after the Share Delivery Date and during such Exercise Failure an amount equal to 1.5% of the product of (A) the sum of the number of Ordinary Shares not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, and (B) any trading price of the Ordinary Shares selected by the Holder in writing as in effect at any time during the period beginning on the applicable Exercise Date and ending on the applicable Share Delivery Date, and (Y) the Holder, upon written notice to the Company, may void its Exercise Notice with respect to, and retain or have returned, as the case may be, any portion of this Warrant that has not been exercised pursuant to such Exercise Notice; provided that the voiding of an Exercise Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 1(c) or otherwise.

(d) Cashless Exercise. Notwithstanding anything contained herein to the contrary, if the Ordinary Shares, either directly or through an American depositary receipt program sponsored by the Company, become listed on an Eligible Market that is located in the United States (the date of such listing, the “Listing Date”) and if after the date that is six (6) months after the Listing Date, a registration statement covering the resale of the Warrant Shares that are the subject of the Exercise Notice (the “Unavailable Shares”) is not available for the resale of such Unavailable Warrant Shares, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of Ordinary Shares determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x B) - (A x C)

D

For purposes of the foregoing formula:

A=	the total number of Ordinary Shares with respect to which this Warrant is then being exercised.

B=	the arithmetic average of the Closing Sale Prices of the Ordinary Shares for the five (5) consecutive Trading Days ending on the date immediately preceding the date of the Exercise Notice.

C=	the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

D=	the last Closing Sale Price of the Ordinary Shares at the time of delivery of the Exercise Notice.

Solely for purposes of Rule 144(d) promulgated under the Securities Act, as in effect on the date hereof, the Company hereby acknowledges and agrees that the Warrant Shares issued in a Cashless Exercise shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Share Subscription Agreement. The Company agrees not to take any position contrary to this Section 1(d).

(e) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 11.

(f) Beneficial Ownership. Notwithstanding anything to the contrary contained herein, if the Ordinary Shares, either directly or through an American depositary receipt program sponsored by the Company, become registered pursuant to Section 12 of the Exchange Act, then thereafter the Company shall not effect the exercise of any portion of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, pursuant to the terms and conditions of this Warrant and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of Ordinary Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Ordinary Shares beneficially owned by the Holder and the other Attribution Parties shall include the number of Ordinary Shares held by the Holder and all other Attribution Parties plus the number of Ordinary Shares issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of Ordinary Shares which would be issuable upon (A) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including the other Subscription

Warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 1(f). For purposes of this Section 1(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of determining the number of outstanding Ordinary Shares the Holder may acquire upon the exercise of this Warrant without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding Ordinary Shares as reflected in (x) the Company’s most recent Annual Report on Form 20-F, Report of Foreign Private Issuer on Form 6-K or other public filing with the Securities and Exchange Commission (the “SEC”), as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent setting forth the number of Ordinary Shares outstanding (the “Reported Outstanding Share Number”). If the Company receives an Exercise Notice from the Holder at a time when the actual number of outstanding Ordinary Shares is less than the Reported Outstanding Share Number, (i) the Company shall notify the Holder in writing of the number of Ordinary Shares then outstanding, (ii) to the extent that such Exercise Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 1(f), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of Warrant Shares to be purchased pursuant to such Exercise Notice (the number of shares by which such purchase is reduced, the “Reduction Shares”) and (iii) as soon as reasonably practicable, the Company shall return to the Holder any exercise price paid by the Holder for the Reduction Shares. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Trading Day confirm orally and in writing or by electronic mail to the Holder the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of Ordinary Shares to the Holder upon exercise of this Warrant results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding Ordinary Shares (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall, subject to the Corporations Act and ASX Listing Rules, be cancelled ab initio (and for the avoidance of doubt, the Holder consents to any cancellation or buy-back), and the Holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the exercise price paid by the Holder for the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of Subscription Warrants that is not an Attribution Party of the Holder. For purposes of clarity, the Ordinary Shares issuable pursuant to the terms of this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(f) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 1(f) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Warrant.

(g) Authorized Shares. The Company hereby covenants and agrees that it will not take any steps or actions to amend its constituent documents to decrease its ability to issue the maximum number of Ordinary Shares contemplated to be issued pursuant to this Warrant.

(h) No Quotation. The Company does not intend to seek quotation of this Warrant on- the Principal Market.

(i) ADSs. Notwithstanding anything herein to the contrary, if the Ordinary Shares are at any time represented by American depositary shares pursuant to an American depositary receipt program sponsored by the Company (“ADSs”), the Holder may, in its sole and absolute discretion, elect to exercise this Warrant for either Ordinary Shares or that number of ADSs representing such number of Ordinary Shares at any time and from time to time when this Warrant is exercisable. One election by the Holder shall not limit the Holder’s election for any subsequent exercises.

(j) Fundamental Transactions. In the event of a Fundamental Transaction, at the request of the Holder delivered before the ninetieth (90th) day after the occurrence or consummation of such Fundamental Transaction, in consideration of the cancellation of the unexercised portion of this Warrant, within five (5) Business Days after such request (or, if later, on the day the consideration is paid to Company ordinary shareholders in respect of the Fundamental Transaction), the Company (or a successor entity in such Fundamental Transaction) shall procure this Warrant from the Holder by paying the Holder cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of this Warrant.

(k) Investment Representation Statement. Unless the rights under this Warrant are exercised pursuant to an effective registration statement under the Securities Act that includes the Ordinary Shares (or ADSs, if applicable) with respect to which the Warrant was exercised or this Warrant is being exercised pursuant to a Cashless Exercise, pursuant to the terms, and subject to the conditions, set forth in Section 1(d) above, it shall be a condition to any exercise of the rights under this Warrant that the Holder shall have made the warranties set forth in the Exercise Notice attached hereto as Exhibit B.

Section 2(a) and (c) apply unless and until both (i) the Company is removed from the Official List of the ASX and (ii) the Ordinary Shares, either directly or through an American depositary receipt program sponsored by the Company, become listed on an Eligible Market that is located in the United States; in which case on and from the Listing Date Section 2(a) and (c) shall cease to apply or have any effect and Section 2A(a) in the Annexure shall apply in place of them.

Section 2(b) applies unless and until the Company is removed from the Official List of the ASX; then on and from that date Section 2(b) shall cease to apply or have any effect and Section 2A(b) in the Annexure shall apply in place of it.

2. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a) Adjustment. Other than as set out in this Warrant or the ASX Listing Rules (while the Company is on the Official List of ASX), this Warrant does not confer the right to a change in the Exercise Price or a change in the number of underlying securities over which this Warrant can be exercised.

(b) Adjustment Upon Subdivision or Combination of Ordinary Shares. In the event of any re-organisation (including reconstruction, consolidation, subdivision, reduction or return of capital) of issued capital of the Company, this Warrant will be re-organised as required by the ASX Listing Rules, but in all other respects the terms of exercise will remain unchanged.

(c) No Participating Rights or Entitlements. There are no participating rights or entitlements inherent in this Warrant and Holders will not be entitled to participate in new issues of capital offered during the currency of this Warrant, except upon exercise of this Warrant.

3. PRO RATA ISSUES AND BONUS ISSUES.

(a) If there is a pro rata issue (except a bonus issue) to the holders of Ordinary Shares, the Exercise Price of this Warrant may be reduced according to the following formula:

O’ = E [P – (S+D)] N + 1

O’ =	the new Exercise Price of this Warrant.

O =	the old Exercise Price of this Warrant.

E =	the number of Ordinary Shares into which one Warrant is exercisable.

Note: E is one unless the number has changed because of a bonus issue.

P =	the volume weighted average market price per security of the Ordinary Shares, calculated over the 5 Trading Days ending on the day before the ex-rights date or ex-entitlements date.

S =	the subscription price for a security under the pro rata issue.

D =	the dividend due but not yet paid on the existing Ordinary Shares (except those to be issued under the pro rata issue).

N =	the number of securities with rights or entitlements that must be held to receive a right to one new security.

(b) If there is a bonus issue to the holders of Ordinary Shares, the number of securities over which this Warrant is exercisable may be increased by the number of securities which the holder of this Warrant would have received if this Warrant had been exercised before the record date for the bonus issue.

4. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its constitution, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all of the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid Ordinary Shares upon the exercise of this Warrant.

5. WARRANT HOLDER NOT DEEMED A SHAREHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed to be a shareholder of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (other than upon exercise of this Warrant) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 5, the Company shall provide the Holder with copies of the same notices and other information given to the shareholders of the Company generally, contemporaneously with the giving thereof to the shareholders, unless and to the extent such notices and other information are publicly released on ASX.

6. REISSUANCE OF WARRANTS.

(a) Transfer of Warrant. Subject to any restrictions under applicable law arising because of the identity of a particular proposed transferee, if this Warrant is to be transferred, the Holder must assign and novate this agreement to the transferee on the same terms and conditions as this Warrant as if the transferee were the original holder hereunder and shall surrender this Warrant to the Company, whereupon, subject to the transferee confirming to the reasonable satisfaction of the Company that the securities are being acquired in a manner that would enable such transferee to make substantially similar warranties to the warranties set forth in Part 3 to Schedule 3 of the Share Subscription Agreement, the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 6(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 6(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred. If requested by the Company, the Holder shall, in connection with any such transfer, furnish the Company (at the Holder’s expense) with (A) if such transfer is being made to a transferee that is an “accredited investor” (as defined in Regulation D of the US Securities Act of 1933, as amended), a warranty to that effect, and a warranty with respect to such transferee substantially similar to the “investment purpose” warranty set forth in Part 3 to Schedule 3 of the Share Subscription Agreement, or (B) if the conditions set forth in clause (A) above are not satisfied, (i) an opinion of counsel, reasonably satisfactory to the Company, to the effect that such disposition will not require registration of such securities under the Securities Act or (ii) a “no action” letter from the SEC to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto. Without limiting the foregoing, all transfers of this Warrant must be in compliance with all applicable securities laws.

(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of an indemnification agreement by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 6(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 6(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Warrants for fractional Warrant Shares shall be given.

(d) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 6(a) or Section 6(c), the Warrant Shares designated by the Holder which, when added to the number of Ordinary Shares underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant. For the avoidance of doubt, any reference to the issuance of Warrants for the purposes of this Section 6(d) and the rest of this document does not represent an issue of new equity securities but represents an update of the details of the document of title to which the Warrant relates.

7. NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with Section 9 of the Share Subscription Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) promptly following any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at the earlier of what is required under the ASX Listing Rules and fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Ordinary Shares, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of Ordinary Shares or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation; provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder. It is expressly understood and agreed that the time of exercise specified by the Holder in each Exercise Notice shall be definitive and may not be disputed or challenged by the Company.

8. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended or waived and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

9. GOVERNING LAW; JURISDICTION; JURY TRIAL. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each of the Company and the Holder hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each of the Company and the Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company or the Holder (as the case may be) at the address set forth in Section 9 of the Share Subscription Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude either the Company or the Holder from bringing suit or taking other legal action against the Holder or the Company, as applicable, in any other jurisdiction to collect on the Holder’s obligations to the Company or the Company’s obligations to the Holder, as applicable, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Company or the Holder, as applicable.

EACH OF THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

10. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and all the Buyers and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

11. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile or electronic mail within one (1) Business Day of receipt or deemed receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within three (3) Business Days submit via facsimile or electronic mail (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Holder and approved by the Company, such approval not to be unreasonably withheld, conditioned or delayed or (b) the disputed arithmetic calculation of the Warrant Shares to an independent, outside accountant, selected by the Holder and approved by the Company, such approval not to be unreasonably withheld, conditioned or delayed. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

12. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

13. TRANSFER. Subject to Chapter 6D of the Corporations Act which prevents on sale within 12 months to Australian retail investors where further disclosure would be required, this Warrant and the Warrant Shares may be offered for sale, sold, transferred, pledged or assigned without the consent of the Company.

14. SEVERABILITY. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

15. DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Warrant, unless the Company has in good faith determined-that the matters relating to such notice do not constitute material, nonpublic information the Company shall within one (1) Trading Day after any such receipt or delivery publicly disclose such material, nonpublic information to the ASX Company Announcements Platform, on a Current Report on Form 8-K, if applicable, or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

16. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(b) “ASX Listing Rules” means the listing rules of the Principal Market as waived or modified in respect of the Company.

(c) “ASX Settlement” means ASX Settlement Pty Ltd.

(d) “ASX Settlement Operating Rules” means the Settlement Operating Rules of ASX Settlement.

(e) “Attribution Parties” means, collectively, the following Persons and entities:(i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iii) any other Persons whose beneficial ownership of the Company’s Ordinary Shares would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(f) “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day immediately following the public announcement of the applicable Fundamental Transaction, or, if the Fundamental Transaction is not publicly announced, the date the Fundamental Transaction is consummated, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request, (ii) an expected volatility equal to the greater of 100% and the 30 day volatility obtained from the HVT function on Bloomberg as of the day immediately following the public announcement of the applicable Fundamental Transaction, or, if the Fundamental Transaction is not publicly announced, the date the Fundamental Transaction is consummated, (iii) the underlying price per share used in such calculation shall be the greater of (x) the Closing Sale Price of the Ordinary Shares as of the day the applicable Fundamental Transaction is publicly announced, or, if the Fundamental Transaction is not publicly announced, the date immediately preceding the date the Fundamental Transaction is consummated and (y) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in the Fundamental Transaction, (iv) a zero cost of borrow and (v) a 360 day annualization factor.

(g) “Bloomberg” means Bloomberg Financial Markets.

(h) “Business Day” means:

(1) for determining when a notice, consent or other communication is given, a day that is not a Saturday, Sunday or public holiday in the place to which the notice, consent or other communication is sent; and

(2) for any other purpose, a day (other than a Saturday, Sunday or public holiday) on which banks are open for general banking business in Sydney, Australia.

(i) “CHESS” means Clearing House Electronic Subregister System.

(j) “CHESS Rules” means the ASX Settlement Operating Rules and the provisions of the Corporations Act and ASX Listing Rules concerning the electronic share registration and transfer system as and to the extent that they apply to the Company.

(k) “Cleansing Statement” means a notice in relation to the Warrant Shares given by the Company in accordance with section 708A (5) of the Corporations Act.

(l) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., Sydney time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, [or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 11. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

(m) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Ordinary Shares.

(n) “Corporations Act” means the Corporations Act 2001 (Cth).

(o) “Designee” means Empery Asset Management, LP.

(p) “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., the NYSE MKT, The NASDAQ Global Select Market, The NASDAQ Global Market, The NASDAQ Capital Market, the OTCQB or the OTCQX.

(q) “Exchange Act” means the U.S. Securities Exchange Act of 193 as amended.

(r) “Expiration Date” means the date five years after the Issuance Date or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), the next day that is not a Holiday.

(s) “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity (including, without limitation, by scheme of arrangement), or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Ordinary Shares be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding Ordinary Shares, (y) 50% of the outstanding Ordinary Shares calculated as if any Ordinary Shares held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of Ordinary Shares such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding Ordinary Shares, or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding Ordinary Shares, (y) at least 50% of the outstanding Ordinary Shares calculated as if any Ordinary Shares held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of Ordinary Shares such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding Ordinary Shares, or (v) reorganize, recapitalize or reclassify its Ordinary Shares, (B) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding Ordinary Shares, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Ordinary Shares, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Ordinary Shares not held by all such Subject Entities as of the date of this Warrant calculated as if any Ordinary Shares held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding Ordinary Shares or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other shareholders of the Company to surrender their Ordinary Shares without approval of the shareholders of the Company or (C) directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(t) “Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

(u) “Options” means any rights, warrants or options to subscribe for or purchase Ordinary Shares or Convertible Securities.

(v) “Ordinary Share” means an issued, fully paid, ordinary share in the capital of the Company.

(w) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common capital or equivalent equity security is quoted or listed on an Eligible Market (or, if so elected by the Required Holders, any other market, exchange or quotation system), or, if there is more than one such Person or such entity, the Person or such entity designated by the Required Holders or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(x) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(y) “Principal Market” means ASX Limited (ABN 98 008 624 691) or the Australian Securities Exchange, as appropriate.

(z) “Required Holders” means the holders of the Subscription Warrants representing at least a majority of the Ordinary Shares underlying the Subscription Warrants then outstanding and shall include the Designee so long as the Designee or any of its Affiliates holds any Subscription Warrants.

(aa) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(bb) “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(cc) “Subsidiary” has the meaning ascribed to such term in the Share Subscription Agreement.

(dd) “Trading Day” has the meaning given to it in the ASX Listing Rules unless and until the Company is removed from the Official List of ASX, after which it means any day on which the Ordinary Shares are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Ordinary Shares on such day, then on the principal securities exchange or securities market on which the Ordinary Shares are then traded; provided that in circumstances where “Trading Day” is used (i) in connection with determining a Closing Bid Price, Closing Sale Price or any other pricing provisions, including, without limitation, the determination of any pricing period and (ii) in any other context provided such day is the last day of a period of time expressed in Trading Days other than share delivery requirements, “Trading Day” shall not include any day on which the Ordinary Shares trade on exchanges and markets for less than 4.5 hours or any day that the Ordinary Shares are suspended from trading during the final hour of trading on such exchanges or markets (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., Sydney time).

(ee) “Transaction Documents” means the Share Subscription Agreement.

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Ordinary Shares to be duly executed as of the Issuance Date set out above.

Executed by Bionomics Limited ACN 075 582 740

Signature of Director	Signature of Company Secretary

Deborah Rathjen Name of Director	Jack Moschakis Name of Company Secretary

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS WARRANT TO PURCHASE ORDINARY SHARES

BIONOMICS LIMITED

The undersigned holder hereby exercises the right to purchase                  of the Ordinary Shares (“Warrant Shares”) of Bionomics Limited, a public company under the laws of Australia (the “Company”), evidenced by the attached Warrant to Purchase Ordinary Shares (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

                a “Cash Exercise” with respect to ________ Warrant Shares; and/or a “Cashless Exercise” with respect to ________ Warrant Shares (if applicable).

2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $A ______________________to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to the holder _________ Warrant Shares in accordance with the terms of the Warrant.

4. The undersigned consents to being a member of the Company and agrees to be bound by the constitution of the Company.

5. Unless the Warrant is being exercised pursuant to an effective registration statement under the Securities Act that includes the Ordinary Shares (or ADSs, if applicable) with respect to which the Warrant was exercised or this Warrant is being exercised pursuant to a Cashless Exercise pursuant to the terms, and subject to the conditions, set forth in Section 1(d) of the Warrant, the undersigned hereby makes the warranties to the Company set forth in Part 3 of Schedule 3 to the Share Subscription Agreement as if such warranties were made in this Exercise Notice.

6. If and only if the Ordinary Shares become represented by ADSs pursuant to an American depositary receipt program sponsored by the Company, indicate whether the Holder elects to exercise this Warrant for Ordinary Shares or for that number of ADSs representing such number of Ordinary Shares:

	Ordinary Shares	ADSs

Date:		,

Name of Registered Holder

By:
Name:
Title:

If no election is made, this Warrant will be exercised for Ordinary Shares

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs ________ to issue the above indicated number of Ordinary Shares.

Executed by Bionomics Limited ACN 075 582 740

Signature of Director	Signature of Company Secretary

Deborah Rathjen Name of Director	Jack Moschakis Name of Company Secretary

Annexure

Notwithstanding anything herein to the contrary, the following:

Section 2A (a) applies only on and from the Listing Date if both the Company is removed from the Official List of the ASX and the Ordinary Shares, either directly or through an American depositary receipt program sponsored by the Company, become listed on an Eligible Market that is located in the United States; and

Section 2A (b) applies only if, and from the date that, the Company is removed from the Official List of the ASX.

2A ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES.

The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:

(a)

Voluntary Adjustment By Company. The Company may at any time during the term of this Warrant and after the Listing Date, with the prior written consent of the Required Holders, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

(b)

Adjustment Upon Subdivision or Combination of Ordinary Shares. If the Company at any time after being removed from the Official List of the ASX subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding Ordinary Shares into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time after being removed from the Official List of the ASX combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding Ordinary Shares into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 2A(b) shall become effective at the close of business on the date the subdivision or combination becomes effect